Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Cinedigm Digital Cinema Corp. on Form S-3, to be filed on or about March 19, 2013 of our audit report dated June 15, 2012 on our audits of the consolidated financial statements as of March 31, 2012 and 2011 and for each of the years in the two-year period ended March 31, 2012, which report was included in the Annual Report on Form 10-K filed June 18, 2012. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

Edison, New Jersey
March 18, 2013